                                                                    EXHIBIT 99.2

[PRIDE INTERNATIONAL LOGO]
                                                                    NEWS RELEASE
             5847 SAN FELIPE, SUITE 3300O HOUSTON, TEXAS  77057 o (713) 789-1400

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                       Contact: Earl W. McNiel
                                                     Nicolas J. Evanoff
                                                     (713) 789-1400


                        PRIDE INTERNATIONAL, INC. TO SELL
                                 $250 MILLION OF
                       CONVERTIBLE SENIOR DEBT SECURITIES

         HOUSTON, TEXAS, April 21, 2003 - Pride International, Inc. (NYSE: PDE) today announced that it intends to sell $250 million of convertible debt securities due 2033 in a private offering. Pride will grant to the initial purchaser an option to purchase up to an additional $50 million of convertible debt securities. The convertible debt securities will be senior unsecured obligations of Pride. The convertible debt securities will be convertible into Pride common stock under certain conditions at a conversion price representing an 80% premium to current market price. It is expected that the convertible debt securities will be interest bearing at an interest rate to be determined and that they will bear contingent interest in certain circumstances. The interest rate and other terms of the convertible debt securities will be provided upon pricing of such securities. The net proceeds from this offering will be used to refinance indebtedness.

         The convertible debt securities being sold by Pride and the underlying common stock issuable upon conversion will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

         Pride International, Inc., headquartered in Houston, Texas, is one of the world's largest drilling contractors. The Company provides onshore and offshore drilling, workover and related services in more than 30 countries, operating a diverse fleet of 331 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 29 tender-assist, barge and platform rigs, as well as 254 land rigs.